Exhibit 10.1

EXECUTION VERSION

TRANSITION AGREEMENT

THIS TRANSITION AGREEMENT (this “Agreement”), dated as of February 18, 2021, is entered into by and between Frontier Communications Corporation, a Delaware corporation (the “Company”), and Bernard L. Han (the “Executive”).

WHEREAS, the Executive currently serves as President and Chief Executive Officer of the Company and a member of the Board of Directors of the Company (the “Board”) pursuant to that certain Employment Agreement, dated as of December 3, 2019 (the “Employment Agreement”), by and between the Company and the Executive;

WHEREAS, it is the intent of the parties that the Executive remain on the Board through the Plan Effective Date (as defined below);

WHEREAS, the Company and the Executive have mutually agreed that: (a) the Executive’s employment with the Company shall cease as of the effective date of the Company’s Plan of Reorganization (which, for purposes hereof, means the Fifth Amended Joint Plan of Reorganization of Frontier Communications Corporation and its Debtor Affiliates Pursuant to Chapter 11 of the Bankruptcy Code [Docket No. 984], as modified, amended, or supplemented from time to time) (such date, the “Plan Effective Date”); (b) during the period commencing on the date hereof and ending on March 4, 2021 (or such earlier date that the Executive’s successor commences employment as President and Chief Executive Officer of the Company) (the “Transition Date”), the Executive shall continue to serve in his current position as President and Chief Executive Officer of the Company; and (c) to ensure an orderly transition of the Executive’s duties and responsibilities, the Executive shall continue to serve as a Senior Advisor to the Company during the period commencing on the Transition Date and ending on the Plan Effective Date; and

WHEREAS, the Company and the Executive now desire to enter into a mutually satisfactory arrangement concerning, among other things, the Executive’s employment by the Company through the Plan Effective Date, the Executive’s separation from service with the Company on the Plan Effective Date, and other matters related thereto.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Transition Period.

(a)        Term. The term of the Executive’s employment hereunder shall commence on the date hereof and end on the Plan Effective Date (the “Transition Period”), unless terminated earlier pursuant to Section 3.

(b)        Positions and Duties During Transition Period.

(i)          During the period commencing on the date hereof and ending on the Transition Date, the Executive shall continue to serve as President and Chief Executive Officer of the Company, reporting to the Board, in accordance with Section 2 of the Employment Agreement.

(ii)         Effective as of the Transition Date and by virtue of executing this Agreement, and without any further action by the Executive, the Executive hereby resigns his position as President and Chief Executive Officer of the Company.

(iii)        During the period commencing on the Transition Date and ending on the Plan Effective Date, the Executive shall serve as a Senior Advisor to the Company and shall provide general advisory services with respect to the business of the Company generally, and as to specific matters with respect to which he has knowledge, as reasonably requested by the Board or the Chief Executive Officer of the Company.

(c)        Acknowledgment. From and after the date hereof, the Executive hereby waives any right to resign from the Company and its affiliates for Good Reason (as defined in the Employment Agreement) or a similar term of like meaning for purposes of any employee benefit plan, agreement, policy, or arrangement (including, without limitation, the Employment Agreement) of the Company and its affiliates. The Executive also hereby acknowledges that neither the occurrence of the Plan Effective Date nor the consummation of the transactions contemplated by the Plan of Reorganization shall be deemed to constitute a “change in control” or similar term for any purpose, including under the Employment Agreement or under any of the Company’s compensation and benefit programs.

2.         Compensation and Benefits During Transition Period. During the Transition Period, subject to the Executive’s continued employment with the Company and his compliance with the terms of this Agreement, the Executive shall continue to be eligible to receive the compensation and benefits set forth in Sections 3(a), 3(b), 3(d), 3(e), and 3(f) of the Employment Agreement pursuant to the terms thereof.

3.         Termination of Employment.

(a)        Plan Effective Date. The Executive’s employment with the Company shall, by virtue of executing this Agreement and without any further action by the Company or the Executive, terminate on the Plan Effective Date.

(b)        Death. The Executive’s employment shall terminate automatically upon the Executive’s death during the Transition Period.

(c)        By the Company. The Company may terminate the Executive’s employment during the Transition Period with Cause (as defined in the Employment Agreement) in accordance with Section 4(c) of the Employment Agreement.

(d)        By the Executive. The Executive may terminate the Executive’s employment during the Transition Period without Good Reason in accordance with Section 4(f) of the Employment Agreement.

(e)       Termination Date. For purposes of this Agreement, “Termination Date” means: (i) if the Executive’s employment is terminated by the Executive without Good Reason (as defined in the Employment Agreement), the date that is 60 days following delivery by the Executive of notice in accordance with Section 4(f) of the Employment Agreement (it being understood and agreed that the Company may make the Termination Date effective earlier in accordance with Section 4(f) of the Employment Agreement); (ii) if the Executive’s employment is terminated by the Company with Cause, the date on which the Company notifies the Executive of such termination; (iii) if the Executive’s employment is terminated by reason of death, the date of death; and (iv) if the Executive’s employment terminates in accordance with Section 3(a), the Plan Effective Date.

(f)         Resignation from All Positions. The Termination Date shall be deemed to be the date of separation from service, and the date that employment ends, for purposes of this Agreement and any applicable plans or programs, including, without limitation, the Employment Agreement. The Executive further acknowledges that, effective on the Termination Date and by virtue of executing this Agreement, and without any further action by the Executive, the Executive hereby resigns the Executive’s position as President and Chief Executive Officer of the Company or Senior Advisor, as applicable, as a member of the Board, and as a member of the board of directors of, or as a director, manager, officer, or any other position with, any subsidiary or affiliate of the Company.

4.	Payments upon Termination of Employment.

(a)        Any Termination. Upon any termination of the Executive’s employment, the Executive shall be entitled to the Accrued Benefits (as defined in the Employment Agreement), including, for the avoidance of doubt, all accrued but unpaid vacation pay as of the Separation Date.

(b)        Termination on the Plan Effective Date or due to Death. In addition, if the Executive’s employment with the Company terminates on the Plan Effective Date in accordance with Section 3(a) or due to the Executive’s death in accordance with Section 3(b), then, subject to the Executive’s execution and non-revocation of a general release of claims in the form attached as Exhibit A to the Employment Agreement (the “Release”) in accordance with (and subject to) Section 4(g) of the Employment Agreement, the Company shall pay or provide the Executive with the following:

(i)          An amount in cash equal to $1,300,000, payable in monthly installments over the 12-month period commencing on the Plan Effective Date; provided, however, that the first such payment shall not be made until the Release becomes non-revocable pursuant to Section 4(g) of the Employment Agreement and such first payment shall include any amounts that would otherwise have been payable between the Plan Effective Date and the date of such first payment; and provided, further, that, if the period that the Executive has to consider and revoke the Release pursuant to Section 4(g) of the Employment Agreement commences in one calendar year and ends in a subsequent calendar year, then the first such payment shall not be made until the second calendar year.

(ii)        A pro rata portion of the Executive’s incentive compensation opportunity for the calendar year in which the Termination Date occurs in an amount equal to (A) $6,700,000 multiplied by (B) a fraction, the numerator of which is the number of days elapsed in such calendar year through the Termination Date and the denominator of which is 365, which amount shall be paid in cash in a lump sum within 60 days following the Plan Effective Date.

(iii)        An amount in cash equal to portion of the Executive’s aggregate incentive compensation award under the Company’s Performance-Based Incentive Program for 2020 that was deferred pursuant to the Order (I) Approving the Debtors’ Performance-Based Incentive Programs for Insider and Non-Insider Participants and (II) Authorizing the Debtors to Pay Certain Restricted Cash Awards to Non-Insider Participants [Docket No. 741], which amount shall be paid on the Company’s first regularly scheduled payroll date following the date on which the Release becomes non-revocable.

(iv)          Subject to the Executive’s (A) timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and (B) continued copayment of premiums at the same level and cost to the Executive as if the Executive were an employee of the Company (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), continued participation in the Company’s group health plan (to the extent permitted under applicable law and the terms of such plan) that covers the Executive (and the Executive’s eligible dependents) for a period of 12 months following the Plan Effective Date at the Company’s expense; provided that the Executive is eligible and remains eligible for COBRA coverage; provided, further, that the Company may modify the continuation coverage contemplated herein to the extent reasonably necessary to avoid the imposition of any excise taxes on the Company for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and/or the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable); and provided, further, that, if the Executive obtains other employment that offers substantially comparable group health benefits, such continuation of coverage by the Company hereunder shall immediately cease.

The Executive acknowledges that other than the amounts set forth in this Section 4, the Executive is not entitled to receive any additional compensation or benefits from the Company in connection with the Executive’s separation from service with the Company (including, without limitation, any payments under Section 4(e) of the Employment Agreement).

5.        Restrictive Covenants; Cooperation. The Executive acknowledges and agrees that the restrictive covenants set forth in Section 5 of the Employment Agreement and the cooperation provisions set forth in Section 6 of the Employment Agreement shall remain in full force and effect following the Termination Date in accordance with their respective terms. During such time that the Executive is receiving Severance Benefits (as defined in the Employment Agreement), if the Executive materially breaches any restrictive covenant set forth in Section 5 of the Employment Agreement (and such breach is not cured, to the extent susceptible of cure (as determined in the Board’s good faith discretion), within 30 days following the Company’s written notice thereof to the Executive), the Executive’s right to receive the Severance Benefits shall immediately cease and be forfeited.

6.         Section 409A. It is intended that this Agreement shall comply with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations relating thereto, or an exemption to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception or “separation pay” exception shall be paid under such exception. For purposes of Section 409A of the Code, each payment under this Agreement shall be treated as a separate payment for purposes of the exclusion for certain short-term deferral amounts. In no event may the Executive, directly or indirectly, designate the calendar year of any payment under this Agreement. Notwithstanding anything to the contrary in this Agreement, all reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that: (a) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement); (b) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year; (c) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (d) the right to reimbursement is not subject to liquidation or exchange for another benefit. Notwithstanding the foregoing, neither the Company nor any of its affiliates or successors shall have any obligation to indemnify or otherwise hold the Executive harmless from any or all taxes or penalties imposed under Section 409A of the Code.

7.	Miscellaneous.

(a)        Successors and Assigns. This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be enforceable by the Executive’s legal representatives, heirs, or legatees. This Agreement and any rights and benefits hereunder shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(b)        Withholding. The Company may withhold from any amounts payable under this Agreement such federal, state, local, or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(c)        Governing Law. The provisions of this Agreement shall be construed in accordance with the internal laws of the State of Delaware, without regard to the conflict of law provisions of any state.

(d)        Dispute Resolution. Section 17 of the Employment Agreement shall apply to this Agreement, mutatis mutandis, as though fully set forth herein.

(e)       Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and this Agreement shall be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

(f)         Amendment; Entire Agreement. No provision of this Agreement may be amended, modified, waived, or discharged unless such amendment, modification, waiver, or discharge is agreed to in writing and such writing is signed by the Company and the Executive. From and after the date hereof, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof (including, without limitation, the Employment Agreement).

(g)        Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, shall operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach shall not deprive such party of the right to take action at any time while such breach continues.

(h)        Notices. Section 9 of the Employment Agreement shall apply to this Agreement, mutatis mutandis, as though fully set forth herein.

(i)         Headings. The headings of this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(j)         Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

FRONTIER COMMUNICATIONS CORPORATION

By:	/s/ Anne Meyer
Name: Anne Meyer
Title: Senior Vice President, Corporate Secretary and Acting Head of Human Resources

/s/ Bernard L. Han
Bernard L. Han

[Signature Page to Transition Agreement]